RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (the “Amendment”) is made and entered into by and between E. Robinson McGraw (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and is intended to amend that certain Executive Employment Agreement by and between Executive and the Company effective as of January 1, 2008 (the “Employment Agreement”).

1.    Effectiveness and Construction. This Amendment shall be effective as of May 1, 2018 (the “Effective Date”). To the extent the terms of this Amendment and the Employment Agreement shall conflict, for periods on or after the Effective Date, the terms of this Amendment shall control. In all other respects, the terms of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

Executive agrees that nothing contained in this Amendment shall be construed as the basis for a claim of Constructive Termination within the meaning of Section 3.4 of the Employment Agreement.

2.    Title and Duties. As of the Effective Date, Executive shall be deemed to have relinquished his positions as the Chief Executive Officer of the Company and Renasant Bank (the “Bank”) and shall instead serve as the Executive Chairman of the Company and the Bank. In such capacity, Executive shall report to the Boards of Directors of the Company and the Bank. The parties agree that for periods on or after the Effective Date, Executive shall devote such time and attention to the business of the Company and the Bank as may be reasonably required to execute the duties assigned to him by the Boards of Directors, but unless the parties shall otherwise agree, in no event more than 60% of the time previously expended in his capacity as the Chief Executive Officer of the Company and the Bank.

3.    Renewal. Executive’s Employment Term hereunder shall commence as of the Effective Date and shall end on May 1, 2020; thereafter, such term shall continue from year-to-year and shall be renewed for an additional one-year period as of each anniversary of the Effective Date, unless either party shall give 90 days’ prior written notice to the other that the term of Executive’s employment hereunder shall not be extended.

4.    Compensation and Benefits. As of the Effective Date, Executive shall be paid 60% of his Base Compensation in effect immediately prior to the Effective Date. In all other respects, the payment or provision of Executive’s compensation, perquisites, and other benefits as described in Section 2 of the Employment Agreement is hereby ratified and confirmed. (For avoidance of doubt, any Incentive Bonus, Long-Term Incentive or similar compensatory opportunity that is determined, whether in whole or in part, with reference to the amount of Executive’s Base Compensation shall be determined taking into account the reduction contemplated under this Section 4.) Executive shall continue to participate in the retirement, health and insurance plans that may be sponsored and maintained by the Bank or the Company for their employees and executives, from time to time, it being agreed that his service under this Amendment shall constitute full-time employment for purposes thereof.

5.    Termination. If Executive holds time-based restricted stock as of his Termination Date, Section 3.1f of the Employment Agreement shall be deemed to refer to and include a prorated portion of such award, based upon Executive’s actual period of employment during the service period.

6.    Change in Control. In the event a Change in Control shall occur on or after the Effective Date, Executive shall be entitled to receive those payments and benefits described in Section 4 of the Employment Agreement; provided that if the aggregate of all such payments and benefits, including any payment or benefit provided to Executive under a separate plan or arrangement would result in any such payment being a “parachute payment” within the meaning of Code Section 280G, the cash payment under subsection 4c shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, is deemed to constitute an “excess parachute payment.” For this purpose, the determination of whether any reduction is required hereunder shall be made at the expense of the Company and by the Company’s independent accountants or another independent accountant agreed upon by Executive and the Company.

7.    Executive’s Covenants. Executive expressly acknowledges and agrees that those covenants set forth in Section 5 of the Employment Agreement shall continue in force and effect in accordance with their terms and, for avoidance of doubt, that his “Termination Date” thereunder shall be the date on which he ceases to be employed by the Company as provided under this Amendment.

THIS AMENDMENT was approved by the Board of Directors of the Company on April 25, 2017, to be effective as provided herein.

	RENASANT CORPORATION		E. ROBINSON MCGRAW

By:	/s/ John M. Creekmore		/s/ E. Robinson McGraw
Its:	Authorized Director	Date:	April 25, 2017
Date:	April 25, 2017

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